VALERO L.P. REPORTS SECOND QUARTER 2005 EARNINGS

AND ANNOUNCES DISTRIBUTION INCREASE

SAN ANTONIO, July 25, 2005 -- Valero L.P. (NYSE: VLI) today announced net income applicable to limited partners of $17.0 million, or $0.74 per unit, for the second quarter of 2005, compared to $18.2 million, or $0.79 per unit, for the second quarter of 2004. For the first six months of 2005, net income applicable to limited partners was $34.8 million, or $1.51 per unit, compared to $36.7 million, or $1.59 per unit. Distributable cash flow available to limited partners for the second quarter was $22.1 million, compared to $22.0 million for the second quarter of 2004. Reported results for Valero L.P. for these periods do not include the results of Kaneb Pipe Line Partners, L.P. (Kaneb Partners) or Kaneb Services LLC (Kaneb Services), which were merged into Valero L.P. on July 1, 2005. Effective July 1, 2005, the financial results of Kaneb Partners and Kaneb Services will be included in the reported results of Valero L.P.

With respect to the quarterly distribution to unitholders payable for the second quarter of 2005, Valero L.P. also announced that it has declared a distribution of $0.855 per unit payable August 12, 2005, to holders of record as of August 5, 2005.

“With the completion of the Kaneb acquisition, we are pleased to announce yet another increase in the quarterly distribution,” said Curt Anastasio, Valero L.P.’s Chief Executive Officer. “This distribution represents an increase of $0.055 per unit, or 6.9 percent, over the distribution for the first quarter of 2005. This is the fifth increase in the quarterly distribution since we went public in April 2001, and a 43% increase in the distribution rate in just over four years.

“Operationally, this was a good quarter for us, despite the financial impact early in the quarter of planned maintenance turnarounds at Valero Energy’s Three Rivers and Ardmore refineries. As discussed on the first quarter conference call, these maintenance turnarounds reduced throughput volumes in the crude oil and refined product pipelines and refined product terminals business segments. As a result of these turnarounds, earnings were impacted by roughly 7 cents per unit compared to last year’s second quarter. Fortunately, higher throughput volumes on our McKee to Denver refined product pipeline, in our crude oil storage business and at our asphalt terminals, along with a full quarter’s contribution from our propane pipeline to Nuevo Laredo, Mexico, helped mitigate the impact of the turnarounds.

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“Even though it has only been a few weeks since we completed the acquisition of Kaneb, I am pleased with the integration efforts among our new management team, the quality of the assets we’ve acquired and, most importantly, the quality of the people. Integration efforts continue to be focused on capturing synergies, exploring opportunities to increase the value of our assets and looking for new growth opportunities. We are in a great position to build on the new asset base and we look forward to the growth potential of the combined company. And, with the Kaneb assets, our asset base is far more diversified, which reduces the financial impact of turnarounds and other disruptions at any one of Valero Energy’s refineries we serve.

“Looking at the third quarter, we expect to have significantly improved earnings as we benefit from earnings accretion from the Kaneb merger, increases in our pipeline tariffs which went into effect on July 1, higher throughput volumes due to seasonal demand and the lack of turnarounds at the Valero Energy refineries we serve,” said Anastasio.

A conference call with management is scheduled for 4:00 p.m. ET (3:00 p.m. CT) today to discuss the financial and operational results for the second quarter of 2005. Investors interested in listening to the presentation may call 800/622-7620, passcode 7708638. International callers may access the presentation by dialing 706/645-0327, passcode 7708638. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 7708638. A live broadcast of the conference call will also be available on the company’s website at www.valerolp.com.

Valero L.P. is a master limited partnership based in San Antonio, with 9,150 miles of pipeline, 94 terminal facilities and four crude oil storage facilities. One of the largest terminal and independent petroleum liquids pipeline operators in the nation, the partnership has terminal facilities in 25 U.S. states, Canada, Mexico, the Netherlands Antilles, the Netherlands, Australia, New Zealand and the United Kingdom. The partnership’s combined system has approximately 77.6 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, petroleum and a specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.’s 2004 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Valero L.P.
Consolidated Financial Information
Does not Include Kaneb Services LLC or Kaneb Pipe Line Partners, L.P.
June 30, 2005 and 2004
(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Statement of Income Data:
Revenues	$58,306	$55,707	$114,941	$108,031

Costs and expenses:
Operating expenses	21,645	20,212	41,330	38,120
General and administrative expenses	3,561	2,646	7,064	4,645
Depreciation and amortization	8,791	8,249	17,523	16,123

Total costs and expenses	33,997	31,107	65,917	58,888

Operating income	24,309	24,600	49,024	49,143
Equity income from Skelly-Belvieu
Pipeline Company	421	177	799	730
Interest and other expense, net	(5,878)	(5,071)	(11,707)	(10,197)

Net income	18,852	19,706	38,116	39,676
Net income applicable to general partner
including incentive distributions (Note 1)	(1,847)	(1,484)	(3,323)	(2,973)

Net income applicable to limited partners	$17,005	$18,222	$34,793	$36,703

Net income per unit applicable to limited
partners (Note 1)	$0.74	$0.79	$1.51	$1.59
Weighted average number of limited
partnership units outstanding	23,041,394	23,041,394	23,041,394	23,041,394
Earnings before interest, taxes and
depreciation and amortization (EBITDA, Note 2)	$33,521	$33,026	$67,346	$65,996
Distributable cash flow (Note 2)	$24,867	$24,744	$51,060	$51,006

	June 30,	June 30,		December 31,
	2005	2004		2004

Balance Sheet Data:
Long-term debt, including current portion (a)	$397,983	$392,825		$385,161
Partners' equity (b)	436,579	439,452		438,311
Debt-to-capitalization ratio (a) / ((a)+(b))	47.7%	47.2%		46.8%

Valero L.P.
Consolidated Financial Information — Continued
Does not Include Kaneb Services LLC or Kaneb Pipe Line Partners, L.P.
June 30, 2005 and 2004
(unaudited, thousands of dollars, except barrel information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Operating Data:
Crude oil pipelines:
Throughput (barrels/day)	324,001	391,749	352,386	386,790
Revenues	$12,375	$13,439	$25,560	$26,231
Operating expenses	4,186	4,366	8,009	7,600
Depreciation and amortization	1,156	1,134	2,302	2,232

Segment operating income	$7,033	$7,939	$15,249	$16,399

Refined product pipelines:
Throughput (barrels/day)	438,067	451,735	441,014	444,471
Revenues	$22,678	$20,914	$44,860	$41,440
Operating expenses	9,552	9,329	18,855	17,867
Depreciation and amortization	3,904	3,510	7,761	7,288

Segment operating income	$9,222	$8,075	$18,244	$16,285

Refined product terminals:
Throughput (barrels/day)	251,851	253,439	252,686	254,194
Revenues	$11,484	$10,299	$21,421	$19,109
Operating expenses	5,725	4,920	10,222	9,253
Depreciation and amortization	1,860	1,741	3,719	2,873

Segment operating income	$3,899	$3,638	$7,480	$6,983

Crude oil storage tanks:
Throughput (barrels/day)	527,361	492,037	516,562	476,570
Revenues	$11,769	$11,055	$23,100	$21,251
Operating expenses	2,182	1,597	4,244	3,400
Depreciation and amortization	1,871	1,864	3,741	3,730

Segment operating income	$7,716	$7,594	$15,115	$14,121

Consolidated Information:
Throughput (barrels/day)	1,541,280	1,588,960	1,562,648	1,562,025
Revenues	$58,306	$55,707	$114,941	$108,031
Operating expenses	21,645	20,212	41,330	38,120
Depreciation and amortization	8,791	8,249	17,523	16,123

Segment operating income	27,870	27,246	56,088	53,788
General and administrative expenses	3,561	2,646	7,064	4,645

Consolidated operating income	$24,309	$24,600	$49,024	$49,143

Valero L.P.
Consolidated Financial Information — Continued
Does not Include Kaneb Services LLC or Kaneb Pipe Line Partners, L.P.
June 30, 2005 and 2004
(unaudited)

Notes:
1.	Net income is allocated between limited partners and the general partner’s interests based on provisions in the partnership agreement. The net income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the net income per unit applicable to limited partners. Net income applicable to the general partner includes incentive distributions aggregating $1.5 million and $1.1 million for the three months ended June 30, 2005 and 2004, respectively, and $2.6 million and $2.2 million for the six months ended June 30, 2005 and 2004, respectively.

2.	Valero L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net income	$18,852	$19,706	$38,116	$39,676
Plus interest and other expense, net	5,878	5,071	11,707	10,197
Plus depreciation and amortization	8,791	8,249	17,523	16,123

EBITDA	33,521	33,026	67,346	65,996
Less equity income from Skelly-Belvieu
Pipeline Company	(421)	(177)	(799)	(730)
Less interest and other expense, net	(5,878)	(5,071)	(11,707)	(10,197)
Less reliability capital expenditures	(2,468)	(3,321)	(3,893)	(5,038)
Plus distributions from Skelly-Belvieu
Pipeline Company	113	287	113	975

Distributable cash flow	$24,867	$24,744	$51,060	$51,006
General partner's interest in distributable
cash flow	(2,741)	(2,711)	(5,814)	(5,802)

Limited partners' interest in distributable
cash flow	$22,126	$22,033	$45,246	$45,204